CONFORMED COPY



                               DATED 14 JUNE 2005
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                      (1) HUNTINGDON LIFE SCIENCES LIMITED



                       (2) ALCONBURY PROPERTIES I LIMITED







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                       CONTRACT FOR THE SALE AND PURCHASE

                             of freehold property at
             the Huntingdon Research Centre Alconbury Cambridgeshire
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THIS CONTRACT is made on the 14 June 2005 BETWEEN:-

(1)  The Seller:  HUNTINGDON LIFE SCIENCES LIMITED whose registered office is at
     Wooley  Road  Alconbury   Huntingdon   Cambridgeshire   PE28  4HSa  company
     registered in England under number 1815730; and

(2) The Buyer: ALCONBURY PROPERTIES I LIMITED whose registered office is at 3rd Floor Omar Hodge Building Wickhams Cay 1 PO Box 362 Road Town Tortola British Virgin Islands.

1    DEFINITIONS AND INTERPRETATION

1.1  Definitions

     In this clause and in this contract the following expressions have the following meanings respectively:

1.1.1 "the Conveyances" the conveyance dated 27 May 1964 made between (1) Arthur George Crow and (2) Nutritional Research Unit Limited; the conveyance dated 28 January 1980 made between (1) George Leslie Grey and (2) Nutritional Research Unit Limited and the conveyance dated 19 December 1977 made between (1) George Leslie Grey and (2) Nutritional Research Unit Limited;

1.1.2 "the Property" freehold premises known as the Huntingdon Research Centre Alconbury Cambridgeshire PE28 4HS shown edged red on the plans attached to the Conveyances and shown edged red on the plan attached hereto;

1.1.3 "the SCPC" the Standard Commercial Property Conditions (Second Edition);

1.1.4 "Seller's solicitors" the solicitors from time to time instructed by the Seller details of which will be provided to the Buyer in writing

1.1.5 "VAT" value added tax chargeable under the Value Added Tax Act 1994 or under the Sixth Council Directive of the Council of the European Communities (77/388/EC) or under any rule, regulation, order or instrument authorised to be made by that Act or by that Directive or any identical or substantially similar tax which may replace such value added tax and whether payable as a result of any election or otherwise;

1.1.6 "working day" has the same meaning as in the SCPC (as amended by this contract).

1.2  Interpretation

1.2.1 Any reference in this contract or in the SCPC to a statute or an order includes any statutory extension or modification or re-enactment of such statute or order and any regulations and orders made under any of them.

1.2.2 Any obligation arising under this contract not to do an act or thing includes an obligation not to suffer such act or thing to be done.

1.2.3 Clause and schedule headings (if any) in and the front cover to this contract do not form part of this contract and shall not be taken into account in the construction or interpretation of this contract.

1.2.4 References in this contract to any clause or schedule without further designation are references to the clause of or schedule to the contract so numbered or named.

2    AGREEMENT FOR SALE

     The Seller agrees to sell and the Buyer agrees to buy the Property.

3    PURCHASE PRICE

     The purchase price is (pound)11,384,335.

4    DEPOSIT

     No deposit has been paid.

5    VAT

5.1  All sums payable under this contract by the Buyer are exclusive of VAT.

5.2 The Buyer shall pay all VAT chargeable in respect of any taxable supply made by the Seller pursuant to or in connection with this contract at the time when that supply is made.

6    COMPLETION DATE

     Completion shall take place on 14 June 2005 and any unpaid part of the purchase price shall then be payable.

7    MATTERS TO WHICH SALE SUBJECT

7.1  The Property is sold with vacant possession on completion.

7.2 The sale is subject to and with the benefit of any matters referred to in or arising out of the Conveyances and in a conveyance dated 1 July 1985 made between Huntingdon International Holdings plc (1) and Huntingdon Research Centre Limited (2) and in or arising out of the documents listed in the Title Schedule (if any).

7.3 In addition to the matters referred to in clause 7.2 and SCPC 3.1.2, the Property is also sold subject to:

7.3.1 any charge, notice, order, restriction, agreement, condition or other matter arising under the enactments from time to time in force relating to town and country planning;

7.3.2 all local land charges (whether or not registered before the date of this contract) and all matters capable of registration as local land charges;

7.3.3 all rights of way, water, light, air and other rights, easements, quasi easements, liabilities and public rights whatsoever and any liability to repair or to contribute toward the cost of repair of roads, passages, sewers, drains, fences or other items; and

7.3.4 any  unregistered  interests  which fall within any of the  paragraphs  of schedule 1 of the Land Registration Act 2002 and any interests which fall within section 11(4)(c) of that Act.

8    TITLE GUARANTEES

     The Seller sells the Property with full title guarantee subject to the following modification:-

     "The covenant set out in s.2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not extend to any obligation to incur any cost or expense unless all costs and expenses incurred are fully reimbursed by the person requiring compliance with the covenant."

9    DEDUCTION OF TITLE

     The Seller having fully deduced title to the Property to the Buyer in accordance with SCPC 6.1, as the Buyer accepts, no objection or requisition shall be made by or on behalf of the Buyer to any matter concerning or arising out of the title to the Property other than revealed by pre-completion searches.

10   REPRESENTATIONS EXCLUDED

     The Buyer acknowledges that this contract has not been entered into wholly or partly in reliance upon any statement or representation made by or on behalf of the Seller save in so far as any such statement or representation is expressly set out in this contract or has been made in writing by the Seller's solicitors to the solicitors for the Buyer and in that event the making of any such statement or representation shall not obviate the need for the Buyer to make the appropriate searches and enquiries, inspect and survey the Property in contemplation of the Buyer's expected use.

11   INCORPORATION OF SCPC

     So far as they are not varied by or inconsistent with the express terms of this contract, the SCPC are incorporated into this contract

11.1 SCPC 1.4, 3.3, and 8.3.4 are deleted.

11.2 In SCPC 1.1.1(o) the following words are added: "or any other day on which clearing banks in the City of London are not generally open for the conduct of banking business during normal banking hours and such working day shall expire at 5.30 p.m.".

11.3 The following words are added at the end of SCPC 1.1.3 (b): "or if the seller produces reasonable evidence that the property will be released from those mortgages on or before completion of the sale".

11.4 The following words are added to the end of condition 1.3.2: "provided that the notice or document is accompanied by a communication bearing the conveyancer's correspondence reference or the name of the person dealing with the matter and sufficient information to enable the matter to be identified.".

11.5 In SCPC 1.3.5 and 1.3.6 "4.00pm" is replaced by "5.30pm".

11.6 In SCPC 3.1.2(d) the words "or which ought to have been disclosed" are inserted after "which would have been disclosed".

11.7 In SCPC 3.1.3 the words: "which it learns about" are inserted after "any new public requirement".

11.8 In SCPC 6.4.2 the words: "pay for" are deleted and the words: "at the buyer's expense" are inserted after "require the seller".

11.9 In SCPC 8.1.2 2.00 p.m. is deleted and replaced by 3.00 p.m.

11.10 SCPC 8.3 does not apply to uniform business rate, council tax or water rates.

11.11 In SCPC 8.4 the words: "condition 8.3" and "condition 9.3" are replaced by: "this contract".

11.12 The following is added at the end of SCPC 8.7:

     "A direct credit shall be treated as being made at the time of credit to the nominated account of the amount due."

11.13 The following is added as SCPC 8.8.3: "A party who properly gives a notice to complete may recover from the other party its reasonable legal costs in connection with the notice and the recalculation of the amount payable on completion."

11.14 The words: "(made or confirmed in writing by the seller's solicitors to the buyer's solicitors)" are inserted in SCPC 9.1.1 after the words:
     "leading to it".

11.15 The following words are added at the end of SCPC 9.5.2 (a): "(and section 49(2) of the Law of Property Act 1925 does not apply)".

12   TRANSFER

12.1 The transfer shall be engrossed and executed in duplicate and within 30 days after completion the duplicate shall be denoted against the original at the expense of the Buyer and returned forthwith to the Seller's solicitors.

12.2 The transfer shall be in the form annexed to this contract.

13   CONTINUING APPLICATION

     The provisions of this contract shall remain in full force and effect in so far as they remain to be performed and observed after completion of the sale and purchase of the Property.

14   ACKNOWLEDGEMENT

     The Buyer acknowledges receipt of all the information about the Property which is set out in this contract or has been supplied in writing by the Seller's solicitors to the solicitors for the Buyer.

15   RIGHTS OF THIRD PARTIES

     No one may enforce any term of this contract by virtue of the Contracts (Rights of Third Parties) Act 1999.

16   JURISDICTION

16.1 This Contract shall be governed by and construed in accordance with the English Law;

16.2 It is hereby agreed that if any party has a claim against the other arising out of or in connection with this Agreement such claim shall be referred to the High Court of Justice of England to the exclusive jurisdiction of which each party hereto irrevocably submits.


Signed for and on behalf of the Seller:-

/s/ Mark Bibi...................(Attorney in fact)
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director or person authorised



Signed for and on behalf of the Buyer:-

/s/  Andrew Baker...............(Attorney in fact)
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director or person authorised



TITLE SCHEDULE

Date           Document               Parties

23.5.1964      Wayleave Consent       Eastern Electricity Board (1) Nutritional
                                      Research Unit (2)

23.6.1970      Wayleave               Minister of Technology


Date:    2 June 2005
Ref:     E790/350257